Exhibit 10-E
FINANCIAL COUNSELING SERVICES PROGRAM

Ford Motor Company provides a financial allowance for professional financial planning services for senior level executives of the Company (Leadership Level 2 and above employees). The professional financial counseling may include corporate benefit and compensation planning (insurance, retirement, savings, incentive compensation), estate planning, income tax planning, investment/stock-based award planning, individualized financial planning, as well as tax preparation fees. The Financial Planning Allowance is paid in a lump sum in February of each year to all eligible LL1 and LL2 employees. Employees may utilize any financial planner they choose and are not required to submit proof of payment of financial services.